UNITED STATES

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SCHEDULE 14A

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M.D.C. HOLDINGS, INC.

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Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 21, 2012

Meeting Information
	Meeting Type:	Annual Meeting
M.D.C. HOLDINGS, INC.	For holders as of:	March 23, 2012
	Date: May 21, 2012	Time: 10:00 AM MDT
Location: M.D.C. Holdings, Inc.
4350 S. Monaco St.
6th Floor Assembly Room Denver, CO 80237
M.D.C. HOLDINGS, INC.

4350 S. MONACO ST., SUITE 500 DENVER, CO 80237	You are receiving this communication because you hold shares in the above named company.

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Voting items
The Board of Directors recommends you vote FOR the following: 1. Election of Directors
Nominees
01	Raymond T. Baker	02 David E. Blackford

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2	To approve an amendment to the M.D.C. Holdings, Inc. Amended Executive Officer Performance-Based Compensation Plan.

3	To approve an advisory proposal regarding the compensation of the Company's named executive officers (Say on Pay).

4	To approve the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2012 fiscal year.

NOTE: To vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

April 2, 2012

Dear Shareholders,

At the end of 2011, our industry began to see signs of a possible recovery in the housing market and for the U.S. economy as a whole. Nevertheless, during 2011, our industry continued to be impacted by adverse economic conditions, including an oversupply of homes available for sale, tight lending conditions and depressed consumer demand, primarily due to low consumer confidence and elevated unemployment. These factors contributed to continued depressed operating results for our Company by many measures in 2011.

OUR GOAL: A RETURN TO PROFITABILITY

Our Company is aggressively pursuing a goal of returning to profitability in 2012, even if overall market conditions do not improve. During 2011, we employed four core strategies to help achieve this goal: (1) increasing our community count, (2) reducing our general and administrative expenses, (3) evaluating and improving our sales process and organization, and (4) reducing our capital costs.

Increasing Community Count. During 2011, we increased our active community count by 26%, giving us the opportunity to capture additional market share and drive higher revenues in future periods. This increase was achieved through growth in existing markets and our expansion into the Seattle market through an asset acquisition involving a local homebuilding company in April 2011.

Reducing our general and administrative expenses. During much of 2010, we maintained a general and administrative expense structure designed to open new communities, implement a new enterprise resource planning system, and position ourselves for expected market improvement. However, because market conditions remained depressed, we took steps to substantially reduce general and administrative expenses during 2011. This was accomplished primarily by reducing our general and administrative headcount by approximately 35% during the year, with the most significant reductions coming during the third and fourth quarters. Other cost reduction initiatives included reducing rent expense for the facilities we lease in different markets across the country, lowering the operating costs associated with our Home Galleries, centralizing our finance and accounting operations, and restructuring compensation programs for various Company departments.

Evaluating and improving our sales process and organization. As we looked at the communities we already owned in 2011, we closely analyzed our sales process and organization and made improvements in several areas in response to adverse economic conditions and significant competitive pressures. These changes are being managed by a new, highly experienced leader for our sales organization.

Over the past two years, we had relied on large promotions as a critical component of our sales strategy. While these promotions were successful in producing a high level of urgency for our sales personnel and customers, we also experienced increased volatility in sales absorptions and cancellations, which created inefficiencies on the operational and back-office side of our business. As a result, during 2011, we modified our sales and marketing strategies to rely less on these large promotions in the future.

Furthermore, during the 2011 third quarter, we changed our approach to how we manage unsold started homes, which historically yielded margins significantly below those on homes that are started with a buyer under contract. Going forward, we plan to limit the number of unsold started homes that we build in most of our markets.

Also, we have adjusted the way we sell home upgrades to our customers. In many of our subdivisions across the country, we plan to include a higher level of upgrades in our base home price, including many of the upgrades that have historically been chosen most frequently by our customers. This approach should give our homebuyers a better understanding of the “all-in” sales price of their homes at the time of contract, while still providing them with the opportunity to upgrade further based on their preferences.

(continued...)

In addition, we have instituted a new sales training program for our sales associates and managers that is focused on reducing our dependence on the use of large incentives to sell homes.

We believe that the combination of these changes to our sales organization and processes will give us the opportunity to increase margins and the pace of home orders in future periods.

Reducing our capital costs. To start 2011, our total capital significantly exceeded our investment in our core homebuilding assets. Given that we decreased our focus on deploying capital in additional subdivisions, we decided in mid-2011 to eliminate some of our outstanding debt that we had no current need to use in our homebuilding business. As a result of this decision, we extinguished $500 million of debt during 2011.

Although we incurred a charge of $38.8 million related to this extinguishment, our annualized interest incurred going forward will be reduced by roughly $30 million as a result. Even after the debt extinguishment, we have more than $850 in liquidity available for future investment opportunities.

EVIDENCE OF SUCCESS IN RECENT RESULTS

In the fourth quarter of 2011, excluding debt extinguishment and land-related charges, we achieved profitability, thereby providing strong evidence of the meaningful progress we have made in implementing Company initiatives over the past few quarters. Highlights of our fourth quarter results include the following:

•	Income before tax (excluding debt-extinguishment and land-related charges) of $3 million for the 2011 fourth quarter improved by $19 million year-over-year*

•	Home gross margins improved 200 basis points during the second half of 2011

•	General and administrative expense for the 2011 fourth quarter decreased 33% year-over-year

•	Interest expense for the 2011 fourth quarter decreased by 87% year-over-year

•	Backlog at the end of 2011 improved by 24% from the end of 2010

•	Active subdivisions at the end of 2011 increased by 26% from the end of 2010

•	Cash and investments of $863 million at the end of 2011 exceeded total debt by $70 million

To start 2012, we implemented changes to our sales process and product offering across our Company. At the same time, January 2012 orders increased approximately 30% from January 2011. We cannot be certain that the improvement in net orders is attributable to our recent actions, or that the improvement will be sustained in future months. Nonetheless, we are encouraged by this data point and other increasingly positive signs for the health of the housing market overall and for our individual markets, which lead us to believe that our industry has stabilized and may begin to recover in 2012.

In closing, we would like to extend special recognition to several people for their commitment to our company. We are saddened by the December 2011 passing of Mr. Bill Kemper, a board member since our founding 40 years ago, whose contributions will always be appreciated. We are also most grateful for the service of Mr. Steven Borick, who will leave our board in May after 25 years of service. On a positive note, in January 2012, we were pleased to welcome Mr. Ray Baker, along with his wealth of expertise and experience, to our talented board of directors. Lastly, we want to extend our appreciation to our employees, subcontractors, customers, financial associates and shareholders for their continued support as we strive to achieve our long-term goals.

Sincerely,

/s/ Larry A. Mizel
Larry A. Mizel Chairman and CEO

*	Reconciliation of Adjusted Income (Loss) Before Taxes (in thousands)

	Q4 2011	Q4 2010
Loss Before Taxes – As Reported	$(19,776)	$(35,066)
Debt Extinguishment	20,236	0
Impairments	811	17,929
Project Abandonment	1,844	1,308
Adjusted Income (Loss) Before Taxes**	$3,115	$(15,829)

**	Adjusted Income (Loss) Before Taxes is a non-GAAP measure. We believe this information is meaningful to investors as management uses it to isolate the impact that infrequent or volatile charges have on income (loss) before tax.